Exhibit 5.1

Consent of Independent Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-10 of Engine Media Holdings, Inc. of:

-	our report, dated January 7, 2021, relating to the consolidated financial statements of Engine Media Holdings, Inc. (formerly, Torque Esports Corp.) as at and for the year ended August 31, 2020;

-	our report, dated November 12, 2020, relating to the consolidated financial statements of Frankly Inc. as at and for the years ended December 31, 2019 and 2018; and

-	our report, dated November 12, 2020, on the financial statements of WinView, Inc. as at and for the years ended December 31, 2019 and 2018.

/s/ Baker Tilly WM LLP

Baker Tilly WM LLP Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada June 09, 2021